Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS
FOURTH QUARTER AND FULL-YEAR 2008 EARNINGS

2009 Earnings Guidance Increased

Highlights
•	Fourth quarter earnings per diluted share of $0.46 in 2008 vs. $0.27 in 2007 and full year earnings per diluted share of $1.30 in 2008 vs. $1.09 in 2007
•
Comparable fourth quarter earnings per diluted share, excluding the consolidation of BIBP, the finalization of certain income tax issues and restaurant closure, impairment and disposition losses, were $0.48 in 2008 vs. $0.54 in 2007, a decrease of 11.1%

•	Comparable full-year earnings per diluted share, excluding the items indicated above, were $1.68 in 2008 vs. $1.70 in 2007, a decrease of 1.2%
•	Domestic system-wide comparable sales decrease of 2.0% for the quarter and an increase of 0.9% for the year
•	63 net Papa John’s worldwide unit openings during the quarter and 172 during the year
•	Earnings guidance for 2009 increased to a range of $1.36 to $1.44 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (February 24, 2009) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $279.6 million for the fourth quarter of 2008, representing a decrease of 1.5% from revenues of $283.9 million for the same period in 2007. Net income for the fourth quarter of 2008 was $12.8 million, or $0.46 per diluted share (including after-tax income of $600,000, or $0.02 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity, and a gain of $1.2 million, or $0.04 per diluted share, from the finalization of certain income tax issues), compared to 2007 fourth quarter net income of $7.7 million, or $0.27 per diluted share (including a net loss of approximately $8.0 million, or $0.28 per diluted share, from the consolidation of BIBP and a gain of $1.0 million, or $0.03 per diluted share, from the finalization of certain income tax issues). The fourth-quarter results include pre-tax restaurant closure, impairment and disposition losses of $3.7 million in 2008 and $1.3 million in 2007 ($2.2 million on an after-tax basis, or $0.08 per diluted share in 2008 and $850,000 on an after-tax basis, or $0.02 per diluted share in 2007).

Consolidated revenues for 2008 were $1.13 billion, representing an increase of 6.4% from revenues of $1.06 billion for the same period in 2007. Net income for 2008 was $36.8 million, or $1.30 per diluted share (including a net loss of $6.9 million, or $0.24 per diluted share, from the consolidation of BIBP and a gain of $1.7 million or $0.06 per diluted share, from the previously mentioned finalization of certain income tax issues), compared to 2007 net income of $32.7 million, or $1.09 per diluted share (including a net loss of $20.5 million, or $0.68 per diluted share, from the consolidation of BIBP and a gain of $3.4 million, or $0.11 per diluted share, from the finalization of certain income tax issues). The full-year results for 2008 and 2007 include losses of $8.8 million and $1.8 million, respectively, associated with restaurant closure, impairment and disposition losses ($5.5 million on an after-tax basis, or $0.20 per diluted share in 2008 and $1.2 million on an after-tax basis, or $0.04 per diluted share in 2007).

Non-GAAP Measures

The financial information we present in this press release excluding the impact of the consolidation of BIBP, the finalization of certain income tax issues and restaurant closure, impairment and disposition losses, are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP and the finalization of income tax issues.  The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items to our GAAP financial measures for the fourth quarter and fiscal years ended December 28, 2008 and December 30, 2007.

	Fourth Quarter		Full Year
(In thousands, except per share amounts)	2008	2007	2008	2007

Pre-tax income, as reported	$19,435	$10,366	$56,776	$46,028
(Gain) loss from BIBP cheese purchasing entity	(887)	12,339	10,540	31,709
Restaurant closure, impairment and disposition losses *	3,747	1,307	8,818	1,807
Pre-tax income, excluding noted items	$22,295	$24,012	$76,134	$79,544

Net income, as reported	$12,776	$7,744	$36,796	$32,735
(Gain) loss from BIBP cheese purchasing entity	(576)	8,021	6,851	20,525
Restaurant closure, impairment and disposition losses *	2,222	850	5,496	1,159
Gain from finalization of certain income tax issues	(1,203)	(993)	(1,684)	(3,408)
Net income, excluding noted items	$13,219	$15,622	$47,459	$51,011

Earnings per diluted share, as reported	$0.46	$0.27	$1.30	$1.09
(Gain) loss from BIBP cheese purchasing entity	(0.02)	0.28	0.24	0.68
Restaurant closure, impairment and disposition losses *	0.08	0.02	0.20	0.04
Gain from finalization of certain income tax issues	(0.04)	(0.03)	(0.06)	(0.11)
Earnings per diluted share, excluding noted items	$0.48	$0.54	$1.68	$1.70

Cash flow from operations, as reported			$73,063	$61,591
BIBP cheese purchasing entity			10,540	31,709
Cash flow from operations, excluding BIBP			$83,603	$93,300

*
The prior year restaurant closure, impairment and disposition losses were not initially added back to the non-GAAP results in 2007 due to their relative insignificance; however, they are included here for comparability purposes.

"Our system performed solidly in 2008, and 2009 is off to a good start," commented Papa John's Founder Chairman and Interim CEO, John Schnatter.  "With improvement in the commodities markets, and good momentum in our system during the first two months of the year, we are pleased to be able to increase our earnings guidance range for 2009.  During these uncertain economic times, we will continue to run our business in a disciplined manner with a continued focus on product quality and healthy unit economics."

Revenues Comparison

Consolidated revenues were $279.6 million for the fourth quarter of 2008, a decrease of $4.3 million, or 1.5%, over the corresponding 2007 period. The decrease in revenues for the fourth quarter of 2008 was principally due to the following:

•
Domestic company-owned restaurant revenues decreased $6.1 million or 4.5%, reflecting the divestiture of 62 restaurants to franchisees during the fourth quarter of 2008 and a decrease in comparable sales results of 1.3%.

•
Franchise royalties increased $1.2 million or 8.6% for the quarter, primarily due to the increase in royalty rate from 4.0% to 4.25% for the majority of domestic franchise restaurants effective at the beginning of 2008, partially offset by a 2.2% decrease in comparable sales.

•
Franchise and development fees decreased $2.6 million in the fourth quarter, compared to the prior comparable period. The fourth quarter of 2007 included approximately $2.0 million of fees associated with the franchise renewal program that was substantially completed during the quarter.  Additionally, there were fewer franchised openings in the fourth quarter of 2008 than the 2007 period and a lower average fee per opening due to the existence of certain development incentive programs.

•
Domestic commissaries revenues increased $3.0 million or 2.8%, due to increases in the prices of certain commodities, including cheese. The commissary charges a fixed dollar mark-up on its cost of cheese, and cheese cost is based upon the BIBP block price, which increased from $1.56 per pound in the fourth quarter of 2007 to $1.83 per pound in the fourth quarter of 2008, a 17.3% increase.

Revenues were $1.13 billion for the full year of 2008, an increase of $68.5 million, or 6.4%, over the corresponding 2007 period. The increase in revenues for the full year of 2008 was principally due to the following:

•
Domestic company-owned restaurant revenues increased $28.9 million or 5.7% for the year due primarily to increases of 1.7% and 3.4% in comparable sales and equivalent units, respectively.  The increase in equivalent units for the year is due to the acquisition of restaurants from franchisees during the third quarter of 2007, partially offset by the divestiture in the fourth quarter of 2008 noted above.

•	Franchise royalties increased $4.4 million or 8.0% for the year, primarily due to the increase in the royalty rate noted above.
•
Franchise and development fees decreased $3.2 million resulting from fees collected from the franchise renewal program in the fourth quarter of 2007 noted above. Additionally, there were fewer franchise openings during 2008 and a lower average fee per opening due to the existence of certain development incentive programs.

•
Domestic commissaries revenues increased $30.0 million, or 7.5% principally due to the same reasons mentioned above. The BIBP cost of cheese averaged $1.45 per pound in 2007 as compared to $1.81 per pound in 2008, a 24.8% increase. Additionally, the cost of wheat, as measured on domestic commodity markets, increased approximately 43% in 2008, as compared to 2007.

•	International revenues increased $7.5 million or 24.2%, reflecting the increase in both the number and average unit volumes of our company-owned and franchised restaurants over the past year.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the fourth quarter of 2008 was $19.4 million, compared to $10.4 million for the corresponding period in 2007. For the year ended December 28, 2008, pre-tax income was $56.8 million compared to $46.0 million for the corresponding period of 2007. Excluding the impact of the consolidation of BIBP and the impact of restaurant closure, impairment and disposition losses, fourth quarter 2008 pre-tax income was $22.3 million, a decrease of $1.7 million or 7.2%, from the 2007 comparable results of $24.0 million, and pre-tax income for the year ended December 28, 2008 was $76.1 million, a decrease of $3.4 million, or 4.3%, from the 2007 comparable results of $79.5 million. An analysis of the changes in pre-tax income for the fourth quarter and full year 2008, respectively (excluding the consolidation of BIBP), are summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was relatively flat for the fourth quarter and decreased $5.4 million for the full year ended December 28, 2008, comprised of the following:

	Quarter			Full Year
	Dec. 28,	Dec. 30,	Increase	Dec. 28,	Dec. 30,	Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)

Recurring operations	$7,556	$7,471	$85	$26,515	$26,620	$(105)
Closure, impairment and disposition charges (1)	(1,447)	(1,307)	(140)	(6,518)	(1,807)	(4,711)
Gain on lease termination	-	-	-	-	594	(594)
Total segment operating income	$6,109	$6,164	$(55)	$19,997	$25,407	$(5,410)

(1)	Total 2008 closure, impairment and disposition charges of $3.7 million for the quarter and $8.8 million for the year included $2.3 million of impairment charges reported in the International segment.

Domestic company-owned restaurants’ income from recurring operations was relatively flat for the three months ended December 28, 2008, as compared to the same period in 2007, as the impact of the negative 1.3% comparable sales in 2008, was offset by certain labor productivity efficiencies.  For the full-year 2008, recurring income was comparable to the 2007 results as the significant increase in commodities costs during 2008 was offset by the fixed cost leverage associated with the 1.7% increase in comparable sales for the year and the benefit from units acquired in the third quarter of 2007.

Restaurant operating margin on an external basis, excluding the impact of the consolidation of BIBP, was 19.7% for the fourth quarter of 2008, which is consistent with the comparable period.  For the full year 2008, excluding the impact of BIBP, the restaurant operating margin was 18.9%, which was approximately 1.0% below the 2007 margin primarily due to increased commodities costs.

We recorded restaurant closure, impairment and disposition charges of $1.4 million and $6.5 million in the fourth quarter and full year ended December 28, 2008, respectively, compared to $1.3 million and $1.8 million in the comparable prior periods. The charges were primarily associated with the previously mentioned divestiture of 62 company-owned domestic units during 2008 and our plans to divest 17 restaurants in two markets in 2009.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $200,000 and $5.6 million for the three months and full year ended December 28, 2008, respectively, reflecting a decline in sales volumes and a reduction in gross margin resulting from increases in the cost of certain commodities that were not passed along via price increases to domestic restaurants. Additionally, the full-year 2008 results were negatively impacted by an increase in distribution costs due to higher fuel prices.

•
Domestic Franchising Segment. Domestic franchise sales for the fourth quarter of 2008 increased 1.9% to $378.7 million from $371.8 million for the same period in 2007 and increased 2.7% to $1.50 billion for the full year ended December 28, 2008, from $1.46 billion for the same period in 2007. The increase for the fourth quarter was due to an increase in equivalent units of 4.0%, partially offset by a 2.2% decrease in comparable sales. On a full year basis, equivalent units increased 1.8% and comparable sales increased 0.6%. Domestic franchising operating income decreased approximately $1.3 million to $13.4 million for the three months ended December 28, 2008, from $14.7 million in the prior comparable period and increased $2.1 million to $53.6 million for the full year ended December 28, 2008, from $51.5 million in the prior comparable period. Fourth quarter and full year 2008 benefited from the 0.25% increase in our royalty rate implemented at the beginning of 2008 (the royalty rate for the majority of domestic franchisees was 4.25% in 2008 as compared to 4.0% in 2007). The fourth quarter 2007 results included the collection of $2.0 million in fees associated with the franchise renewal program, which more than offset the impact of the 0.25% increase in our royalty rate.

•
International Segment. The international segment reported operating losses of $2.7 million and $7.2 million for the three months and full year ended December 28, 2008, respectively, compared to losses of $2.4 million and $8.7 million, respectively, in the same periods of the prior year. The 2008 periods include a goodwill impairment charge of $2.3 million associated with our United Kingdom operations. Excluding the PJUK impairment charge, the operating loss for the fourth quarter and full-year 2008 was approximately $400,000 and $4.9 million, respectively, or an improvement of $2.0 million for the fourth quarter and $3.8 million for the full year.  The improvement in the operating results reflects leverage on the international organizational structure from increased revenues due to growth in the number of units and unit volumes.

•
All Others Segment. The operating income for the “All others” reporting segment increased $1.3 million for the three months ended December 28, 2008 and increased $2.8 million for the year ended December 28, 2008, as compared to the corresponding 2007 periods. The increases were primarily due to favorable adjustments in remaining claims loss reserves associated with our inactive captive insurance program and an increase in sales from our online operations.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased approximately $3.0 million for the three months ended December 28, 2008 and increased $4.7 million for the full year ended December 28, 2008, as compared to the corresponding periods of the prior year. The components of the unallocated corporate expenses were as follows (in thousands):

	Quarter			Full Year
	Dec. 28,	Dec. 30,	Increase	Dec. 28,	Dec. 30,	Increase
	2008	2007	(decrease)	2008	2007	(decrease)

General and administrative (a)	$(974)	$1,929	$(2,903)	$16,372	$17,515	$(1,143)
Net interest	1,317	1,609	(292)	4,961	5,891	(930)
Depreciation	2,017	1,711	306	7,770	6,702	1,068
Marketing contributions (b)	3,675	-	3,675	3,900	400	3,500
Provisions for uncollectible accounts and notes receivable (c)	3,491	(34)	3,525	4,082	203	3,879
Other expense (income) (d)	(258)	1,089	(1,347)	(931)	743	(1,674)
Total unallocated corporate expenses	$9,268	$6,304	$2,964	$36,154	$31,454	$4,700

(a)
The decreases of $2.9 million and $1.1 million in general and administrative costs for the fourth quarter and full year ended December 28, 2008 were primarily due to reductions in equity-based compensation expense due to awards forfeited by our former CEO and other former members of management upon resignation and a reduction in the expected payments under certain cash and equity-based compensation programs. In addition, the 2008 results benefited from reductions in certain overhead costs such as travel and employee benefits.

(b)
The company contributed discretionary contributions to the national marketing fund and other local advertising cooperatives in both 2007 and 2008. The majority of the 2008 contributions were in response to our previously announced domestic franchise system support initiatives.

(c)
The increases in the provisions for uncollectible accounts and notes receivable were primarily due to our evaluation of the collectibility of our loan issued in connection with the 2006 sale of the Perfect Pizza operation and a loan issued to one domestic franchisee.

(d)	The 2007 results included the write-off of certain obsolete corporate equipment and software.

The company recorded reductions in its customary income tax expense of $1.2 million and $1.7 million for the fourth quarter and full year of 2008, compared to $1.0 million and $3.4 million for the prior comparable periods, due to the finalization of certain income tax issues. The effective income tax rate was 35.2% for the full year ended December 28, 2008, compared to 28.9% in the corresponding 2007 period.

Cash Flow

Cash flow from operations was $73.1 million for the full year 2008 as compared to $61.6 million for the comparable period in 2007. The consolidation of BIBP decreased cash flow from operations by approximately $10.5 million and $31.7 million in 2008 and 2007, respectively. Excluding the impact of the consolidation of BIBP, cash flow from operations was $83.6 million in 2008, as compared to $93.3 million in the corresponding 2007 period. The $9.7 million decrease was primarily due to a decrease in net income and a decline in working capital.

Form 10-K Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our annual Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the full year ended December 28, 2008.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the fourth quarter of 2008 decreased 2.0% (comprised of a 1.3% decrease at company-owned restaurants and a 2.2% decrease at franchised restaurants). Domestic system-wide comparable sales for the full year 2008 increased 0.9% (comprised of a 1.7% increase at company-owned restaurants and a 0.6% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the fourth quarter of 2008, 32 domestic restaurants were opened (five company-owned and 27 franchised) and 17 domestic franchised restaurants were closed. On a year-to-date basis, 112 domestic restaurants were opened (14 company-owned and 98 franchised) and 80 restaurants were closed (nine company-owned and 71 franchised). Our total domestic development pipeline as of December 28, 2008 included approximately 300 restaurants scheduled to open over the next ten years.

At December 28, 2008, there were 3,380 domestic and international Papa John’s restaurants (615 company-owned and 2,765 franchised) operating in all 50 states and 29 countries. The company-owned unit count includes 128 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the fourth quarter of 2008, 53 international restaurants were opened (one company-owned and 52 franchised) while five franchised restaurants were closed. For the full year 2008, 155 international restaurants were opened (ten company-owned and 145 franchised) while 15 restaurants were closed (two company-owned and 13 franchised).

•
International franchise sales increased 12.8% to $56.3 million in the fourth quarter of 2008 (the increase in the fourth quarter would have approximated 25% without the negative impact of foreign currency exchange rates), from $49.9 million in the prior year comparable period and increased 25.5% to $221.0 million for the full year 2008, from $176.1 million in the prior year comparable period.

•	During the quarter, we opened our first franchised restaurants in Malaysia; Quebec, Canada; Saskatchewan, Canada; and West Ontario, Canada.
•
We entered into an agreement for the development of ten units in Panama, which are scheduled to open over the next five years. The first opening is scheduled during 2009. We also opened our first unit in the Dominican Republic in January 2009 under a 20 unit development agreement.

As of December 28, 2008, the company had a total of 588 restaurants operating internationally (23 company-owned and 565 franchised), of which 199 were located in Korea and China and 118 were located in the United Kingdom and Ireland. Our total international development pipeline as of December 28, 2008 included approximately 1,200 restaurants scheduled to open over the next ten years.

Refranchising Initiative Update

During the fourth quarter, we sold 62 domestic restaurants to franchisees. The restaurants were primarily located in three markets. Total consideration for the sale of the restaurants was $10.5 million, consisting of cash proceeds of $2.1 million and loans financed by Papa John’s for $8.4 million. The annual revenues of the divested restaurants approximated $38 million. In addition, at the end of 2008, we have classified 17 domestic restaurants, located in two markets, as held for sale.

At December 28, 2008, company-owned and majority-owned joint venture units represented 21.2% of total domestic restaurants (reduced from 23.5% at December 30, 2007). The company's previously stated goal is to reduce the percentage of domestic-owned company units to below 20% although the current economic and credit environment may negatively impact near-term refranchising activity.

Share Repurchase Activity

The company repurchased 1.4 million shares of its common stock at an average price of $26.93 per share, or a total of $37.7 million, during 2008 (no significant repurchases in the fourth quarter). A total of 260,000 shares of common stock were issued upon the exercise of stock options for the full year ended December 28, 2008 (no significant exercises in the fourth quarter). Subsequent to year-end, through February 17, 2009, the company repurchased an additional $4.8 million of common stock (264,000 shares at an average price of $17.98 per share) under its Rule 10b5-1 trading plan. At February 17, 2009, $57.5 million remained available for repurchase under our current authorization.

There were 27.6 million diluted weighted average shares outstanding for the fourth quarter of 2008, as compared to 29.0 million for the same period in 2007, a 4.8% decrease. Approximately 27.6 million actual shares of the company’s common stock were outstanding as of December 28, 2008.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.01 and $0.02 for the fourth quarter and full-year 2008 periods, respectively.

2009 Earnings Guidance Increased

The company is increasing its 2009 earnings per diluted share guidance from the previous range of $1.32 to $1.40 to an updated range of $1.36 to $1.44. The comparable base earnings results for 2008 were $1.68 per diluted share. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP. The 2009 guidance includes $0.30 to $0.35 per diluted share unfavorable impact of 2009 initiatives, including the impact of the franchise support initiatives, CEO transition costs and certain additional initiatives focused on enhancing quality and driving alternative ordering channels, none of which is expected to reoccur in 2010.

In November 2008, we announced a modification to the 2009 BIBP pricing formula whereby the price of cheese would be established on a quarterly basis as the greater of $1.75 per pound or the expected average price per pound based on the futures market projections for the quarter. As a result of subsequent significant decreases in both the spot and futures market prices of cheese, we have determined that further modification of the BIBP pricing formula is warranted. Effective in March 2009, we will modify the BIBP formula to establish the price of cheese to restaurants monthly based on a sliding scale premium over the futures market projections for the period. Based on current futures market projections, the modified formula will result in an approximate 0.5% reduction in food cost at the restaurant level for the year as compared to the previous formula and projections. Under this new price formula, we anticipate BIBP will substantially repay the cumulative deficit by the end of 2011.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; changes in consumer preferences; the ability of the company to pass along such increases in or sustained high costs to franchisees; and the impact of legal claims and current proposed legislation impacting our business. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for February 25, 2009 at 10:00 a.m. Eastern Standard Time to review fourth quarter and full year earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 32148028) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 32148028).

The conference call will be available for replay, including downloadable podcast, beginning February 25, 2009, at approximately noon Eastern Standard Time, through March 4. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 32148028). International participants may dial 706-645-9291 (pass code 32148028).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Year Ended
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
(In thousands, except per share amounts)	2008	2007	2008	2007

Revenues	$279,646	$283,940	$1,132,087	$1,063,595

Income before income taxes *	$19,435	$10,366	$56,776	$46,028

Net income	$12,776	$7,744	$36,796	$32,735

Earnings per share - assuming dilution	$0.46	$0.27	$1.30	$1.09

Weighted average shares outstanding - assuming dilution	27,639	28,985	28,264	30,017

EBITDA (1)	$28,985	$20,677	$96,310	$83,913

*The following is a summary of our income (loss) before income taxes (in thousands):

	Three Months Ended		Year Ended
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2007	2008	2007

Domestic company-owned restaurants (A)	$6,109	$6,164	$19,997	$25,407
Domestic commissaries	8,036	8,255	30,235	35,847
Domestic franchising	13,444	14,729	53,610	51,466
International (B)	(2,741)	(2,360)	(7,193)	(8,734)
All others	3,618	2,303	9,175	6,348
Unallocated corporate expenses	(9,268)	(6,304)	(36,154)	(31,454)
Minority interests and other	(650)	(82)	(2,354)	(1,143)
Income before income taxes, excluding VIEs	18,548	22,705	67,316	77,737
VIEs, primarily BIBP (2)	887	(12,339)	(10,540)	(31,709)
Total income before income taxes	$19,435	$10,366	$56,776	$46,028

(A)
Includes pre-tax losses of $1.4 million and $6.5 million in the fourth quarter and year ended December 28, 2008, respectively, and pre-tax losses of $1.3 million and $1.8 million in the fourth quarter and year ended December 30, 2007, respectively, associated with restaurant closure, impairment and disposition losses.

(B)	Includes a goodwill impairment charge of $2.3 million in both the fourth quarter and year ended December 28, 2008, associated with our PJUK operations.

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Year Ended
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2007	2008	2007

EBITDA (1)	$28,985	$20,677	$96,310	$83,913
Income tax expense	(6,659)	(2,622)	(19,980)	(13,293)
Net interest	(1,704)	(1,840)	(6,688)	(6,019)
Depreciation and amortization	(7,846)	(8,471)	(32,846)	(31,866)
Net income	$12,776	$7,744	$36,796	$32,735

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated operating income of approximately $900,000 in the fourth quarter of 2008, which was composed of income associated with cheese sold to domestic company-owned restaurants and franchise restaurants of approximately $300,000 and $1.0 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the fourth quarter of 2007, BIBP reported an operating loss of $12.3 million, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $3.0 million and $8.8 million, respectively. The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP incurred an operating loss of $10.5 million for the full year 2008, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $2.1 million and $6.3 million, respectively. The remainder of the 2008 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For the full year 2007, BIBP reported operating losses of $31.7 million, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $8.0 million and $22.9 million, respectively. The remainder of the 2007 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$129,923	$136,043	$533,255	$504,330
Variable interest entities restaurant sales	2,035	1,980	8,328	7,131
Franchise royalties	15,122	13,927	59,704	55,283
Franchise and development fees	239	2,853	1,600	4,758
Commissary sales	107,896	104,923	429,068	399,099
Other sales	14,493	14,979	61,415	61,820
International:
Royalties and franchise and development fees	3,414	3,129	12,868	10,314
Restaurant and commissary sales	6,524	6,106	25,849	20,860
Total revenues	279,646	283,940	1,132,087	1,063,595

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	28,420	32,906	120,545	112,773
Salaries and benefits	37,597	40,802	158,276	152,043
Advertising and related costs	11,814	12,061	48,547	47,121
Occupancy costs	8,446	8,405	34,973	31,866
Other operating expenses	17,767	18,326	72,349	68,460
Total domestic Company-owned restaurant expenses	104,044	112,500	434,690	412,263

Variable interest entities restaurant expenses	1,815	1,721	7,360	6,018

Domestic commissary and other expenses:
Cost of sales	91,169	88,438	363,042	332,163
Salaries and benefits	8,270	8,126	35,090	34,622
Other operating expenses	9,660	10,706	45,732	43,766
Total domestic commissary and other expenses	109,099	107,270	443,864	410,551

(Income) loss from the franchise cheese-purchasing program, net of minority interest	(1,039)	8,821	6,296	22,853
International operating expenses	5,464	5,697	22,822	18,718
General and administrative expenses	19,102	23,437	99,723	101,340
Minority interests and other general expenses	12,176	3,817	21,022	7,939
Depreciation and amortization	7,846	8,471	32,846	31,866
Total costs and expenses	258,507	271,734	1,068,623	1,011,548

Operating income	21,139	12,206	63,464	52,047
Net interest	(1,704)	(1,840)	(6,688)	(6,019)
Income before income taxes	19,435	10,366	56,776	46,028
Income tax expense	6,659	2,622	19,980	13,293
Net income	$12,776	$7,744	$36,796	$32,735

Basic earnings per common share	$0.46	$0.27	$1.31	$1.10
Earnings per common share - assuming dilution	$0.46	$0.27	$1.30	$1.09

Basic weighted average shares outstanding	27,639	28,837	28,124	29,666
Diluted weighted average shares outstanding	27,639	28,985	28,264	30,017

Note:
The statements of income for the years ended December 28, 2008 and December 30, 2007 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 28,	December 30,
	2008	2007
	(Note)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$10,987	$8,877
Accounts receivable	23,775	22,539
Inventories	16,872	18,806
Prepaid expenses	9,797	10,711
Other current assets	5,275	5,581
Assets held for sale	1,540	-
Deferred income taxes	7,102	7,147
Total current assets	75,348	73,661

Investments	530	825
Net property and equipment	189,992	198,957
Notes receivable	7,594	11,804
Deferred income taxes	17,518	12,384
Goodwill	76,914	86,505
Other assets	18,572	17,681
Total assets	$386,468	$401,817

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,148	$31,157
Income and other taxes	9,685	10,866
Accrued expenses	54,220	56,466
Current portion of debt	7,075	8,700
Total current liabilities	100,128	107,189

Unearned franchise and development fees	5,916	6,284
Long-term debt, net of current portion	123,579	134,006
Other long-term liabilities	26,859	27,435
Total liabilities	256,482	274,914

Total stockholders' equity	129,986	126,903
Total liabilities and stockholders' equity	$386,468	$401,817

Note:
The balance sheets at December 28, 2008 and December 30, 2007 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 28, 2008	December 30, 2007

Operating activities
Net income	$36,796	$32,735
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses	8,818	1,807
Provision for uncollectible accounts and notes receivable	5,769	1,718
Depreciation and amortization	32,846	31,866
Deferred income taxes	(3,608)	(10,779)
Stock-based compensation expense	2,564	4,883
Excess tax benefit related to exercise of non-qualified stock options	(771)	(3,325)
Other	1,255	5,564
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,162)	(183)
Inventories	1,833	7,915
Prepaid expenses	914	(3,402)
Other current assets	446	2,468
Other assets and liabilities	(2,913)	(7,092)
Accounts payable	(2,009)	1,893
Income and other taxes	(1,181)	(3,656)
Accrued expenses	(2,166)	457
Unearned franchise and development fees	(368)	(1,278)
Net cash provided by operating activities	73,063	61,591

Investing activities
Purchase of property and equipment	(29,271)	(31,148)
Purchase of investments	(632)	(303)
Proceeds from sale or maturity of investments	927	731
Loans issued	(1,468)	(6,541)
Loan repayments	2,017	6,257
Acquisitions	(183)	(24,983)
Proceeds from divestitures of restaurants	2,145	632
Other	233	32
Net cash used in investing activities	(26,232)	(55,323)

Financing activities
Net proceeds (repayments) from line of credit facility	(10,500)	37,500
Net proceeds (repayments) from short-term debt - variable interest entities	(1,625)	8,175
Excess tax benefit related to exercise of non-qualified stock options	771	3,325
Proceeds from exercise of stock options	4,623	12,219
Acquisition of Company common stock	(37,697)	(72,871)
Other	299	1,035
Net cash used in financing activities	(44,129)	(10,617)

Effect of exchange rate changes on cash and cash equivalents	(592)	247
Change in cash and cash equivalents	2,110	(4,102)
Cash and cash equivalents at beginning of year	8,877	12,979

Cash and cash equivalents at end of year	$10,987	$8,877

Note:
The cash flows at December 28, 2008 and December 30, 2007 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Restaurant Progression
Papa John's International, Inc.

	Fourth Quarter Ended December 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	649	21	2,128	519	3,317
Opened	5	1	27	52	85
Closed	-	-	(17)	(5)	(22)
Acquired	-	1	62	-	63
Sold	(62)	-	-	(1)	(63)
End of Period	592	23	2,200	565	3,380

	Fourth Quarter Ended December 30, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	649	11	2,078	401	3,139
Opened	5	3	44	35	87
Closed	(6)	-	(10)	(2)	(18)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	648	14	2,112	434	3,208

Restaurant Progression
Papa John's International, Inc.

	Year Ended December 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	14	10	98	145	267
Closed	(9)	(2)	(71)	(13)	(95)
Acquired	1	1	62	-	64
Sold	(62)	-	(1)	(1)	(64)
End of Period	592	23	2,200	565	3,380

	Year Ended December 30, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	20	4	140	99	263
Closed	(9)	-	(48)	(13)	(70)
Acquired	61	2	1	3	67
Sold	(1)	(3)	(61)	(2)	(67)
End of Period	648	14	2,112	434	3,208